PAUL, HASTINGS, JANOFSKY & WALKER LLP
                           555 South Flower Street
                         Los Angeles, California 90071
                                (213) 683-6000
                                 March 8, 2001

The American Funds Income Series
333 South Hope Street
Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as counsel to The American Funds Income Series (the "Trust"), and U.S. Government Guaranteed Securities Fund (the "Fund"), as the only Series of the Trust, in connection with Post-Effective Amendment No. 25 to the Trust's Registration Statement on Form N-1A (Registration No. 2-98199) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the issuance by the Fund of an indefinite number of Class C and Class F shares of beneficial interest of the Fund (the "Shares").

In our capacity as counsel for the Trust and the Fund, we have examined the Declaration of Trust of the Trust dated May 8, 1985, as amended and restated (the "Declaration of Trust"), the bylaws of the Trust, as amended, and originals or copies of actions of the Board of Trustees of the Trust, as furnished to us by the Trust, certificates of public officials, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

  Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion solely on our review of Chapter 182 of the Massachusetts General Laws and the case law interpreting such Chapter as reported in Mass. Gen. Laws Ann. Ch. 182 (West 1998, 2000 Supp.). We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

We note that pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be held personally liable as partners for the obligations or liabilities of the trust. However, we also note that Article V,
Section 5.1 of the Declaration of Trust provides that no shareholder of the Fund as such shall be subject to any personal liability whatsoever to any person in connection with the affairs of the Trust, and that all persons shall look solely to the property of the Trust for satisfaction of claims of any nature arising directly or indirectly in connection with the affairs of the Trust. Further, the Trust is required to indemnify and hold each shareholder harmless from and against all claims and liabilities to which the shareholder may become subject by reason of the shareholder's being or having been a shareholder. This indemnification provision requires the Trust to reimburse the shareholder for all legal and other expenses reasonably incurred in connection with any such claim or liability. In addition, Article V, Section
5.4 of the Declaration of Trust provides that every written obligation, contract, instrument, or other undertaking of the Trust may recite that the obligations of the Trust thereunder are not binding upon any shareholder individually, but bind only the Trust.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, we are of the opinion that the Shares of the Fund are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

Very truly yours,
s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP